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                                  EXHIBIT 10.27


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                                                                   EXHIBIT 10.27




                            PROMUS HOTEL CORPORATION

                      EXECUTIVE DEFERRED COMPENSATION PLAN
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                                                                   EXHIBIT 10.27

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----


ARTICLE 1 - PURPOSE                                                            1

ARTICLE 2 - DEFINITIONS                                                        1

     2.1   Account                                                             1
     2.2   Beneficiary                                                         2
     2.3   Board                                                               2
     2.4   Change of Control                                                   2
     2.5   EDCP Committee                                                      4
     2.6   Compensation                                                        4
     2.7   Deferral Commitment                                                 4
     2.8   Deferral Period                                                     4
     2.9   Determination Date                                                  4
     2.10  Employer                                                            4
     2.11  Employment                                                          4
     2.12  Hardship                                                            5
     2.13  Interest                                                            5
     2.14  Participant                                                         6
     2.15  Participation Agreement                                             6
     2.16  Plan Benefit                                                        6
     2.17  Retirement                                                          6
     2.18  Total and Permanent Disability                                      6

ARTICLE 3 - PARTICIPATION AND DEFERRAL COMMITMENTS                             7

     3.1   Eligibility and Participation                                       7
     3.2   Form of Deferral; Maximum and Minimum Deferral                      8
     3.3   Modification of Deferred Commitment                                 9

ARTICLE 4 - DEFERRED COMPENSATION ACCOUNTS                                     9

     4.1   Elective Deferred Compensation                                      9
     4.2   Types of Account                                                    9
     4.3   Matching Contributions                                              9
     4.4   Vesting of Accounts                                                10
     4.5   Determination of Accounts                                          10
     4.6   Statement of Accounts                                              10



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ARTICLE 5 - PLAN BENEFITS                                   11

     5.1   Pre-Termination withdrawals                      11
     5.2   Retirement Benefit                               11
     5.3   Termination Benefit                              12
     5.4   Death Benefit                                    12
     5.5   Disability Benefits                              13
     5.6   Hardship Distributions                           13
     5.7   Form of Benefit Payment                          13
     5.7A  Amendment of Benefit Payment Election            14
     5.8   Withholding; Payroll Taxes                       15
     5.9   Commencement of Payments                         15
     5.10  Full Payment of Benefits                         16
     5.11  Payment to Guardian                              16
     5.12  Spin-Off Transactions                            16


ARTICLE 6 - BENEFICIARY DESIGNATION                         17

     6.1   Beneficiary Designation                          17
     6.2   Amendments                                       17
     6.3   No Beneficiary Designation                       17
     6.4   Effect of Payment                                18


ARTICLE 7 - ADMINISTRATION                                  18

     7.1   Committee; Duties                                18
     7.2   Agents                                           18
     7.3   Binding Effect of Decisions                      18
     7.4   Indemnity of Committee                           18


ARTICLE 8 - CLAIMS PROCEDURE                                19

     8.1   Claim                                            19
     8.2   Denial of Claim                                  19


ARTICLE 9 - AMENDMENT AND TERMINATION OF PLAN               20

     9.1   Amendment                                        20
     9.2   Employer's Right to Terminate Future Deferrals   20


ARTICLE 10 - MISCELLANEOUS                                  21

     10.1  Unfunded Plan                                    21
     10.2  Unsecured General Creditor                       21



                                       ii
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10.3      Nonassignability                             21
10.4      Not a Contract of Employment                 21
10.5      Protective Provisions                        22
10.6      Terms                                        22
10.7      Captions                                     22
10.8      Governing Law                                22
10.9      Validity                                     22
10.10     Notice                                       22
10.11     Successors                                   23



                                      iii
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                                                            AMENDED AND RESTATED
                                                            ON FEBRUARY 26, 1997


                            PROMUS HOTEL CORPORATION

                      EXECUTIVE DEFERRED COMPENSATION PLAN



                                   1. PURPOSE

         The purpose of this Executive Deferred Compensation Plan (hereinafter referred to as the "Plan") is to provide supplemental funds for retirement or death for certain Directors and key management employees (and their beneficiaries) of Promus Hotel Corporation (hereinafter referred to as "Promus") and certain of its subsidiaries which elect to participate in the Plan. It is intended that the Plan will aid in retaining and attracting Directors and employees of exceptional ability by providing such individuals with these benefits. This plan shall be effective as of the later of June 30, 1995 or the date of the distribution of a dividend of common stock in Promus to the shareholders of The Promus Companies Incorporated.

                                 2. DEFINITIONS

         For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:


2.1. (a) Account "Account" means the Retirement Account and the Termination Account maintained by the Employer with respect to each Participant's deferred compensation pursuant to Article IV, including accounts transferred from The Promus Companies Incorporated Executive Deferred Compensation Plan (The "Promus Predecessor Plan"). The existence of these accounts shall not require any segregation of assets.

         (b) Pre-1996 Retirement Account "Pre-1996 Retirement Account" means the Retirement Account for deferrals of compensation during plan years through 1995.


         (c) Post-1995 Retirement Account "Post-1995 Retirement Account" means the Retirement Account for deferrals of compensation for plan years after 1995.



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         (d)      Pre-1996 Termination Account "Pre-1996 Termination Account"
         means the Termination Account for deferrals of compensation during plan years through 1996.

         (e) Post-1995 Termination Account "Post-1995 Termination Account" means the Termination Account for deferrals of compensation during plan years after 1995.

2.2 Beneficiary. "Beneficiary" means the person, persons or entity designated by the Participant, or as provided in
         Article VI, to receive any Plan benefits payable after the Participant's death.

2.3 Board. "Board" means the Board of Directors of Promus or the Human Resources Committee (or its successor committee) of such Board of Directors or any other Committee designated by the Board of Directors of Promus.

2.4 Change of Control. A "Change of Control" shall be deemed to have occurred, subject to subparagraph (iv) hereof, if any of the events in subparagraphs (i), (ii) or (iii) occur:

           (i) Any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than an employee benefit plan of Promus, or a trustee or other fiduciary holding securities under an employee benefit plan of Promus, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
                    Act), directly or indirectly, of 25% or more of Promus's then outstanding voting securities carrying the right to vote in elections of persons to the Board of Directors, regardless of comparative voting power of such voting securities, and regardless of whether or not the Board of Directors shall have approved such Change in Control; or

           (ii) During any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director designated by a person who shall have entered into an agreement with Promus to effect a transaction described in subparagraphs (i) or (iii) of this paragraph) whose election by the Board of Directors or nomination for election by Promus's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or



                                       2
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                  nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

         (iii) The holders of securities of Promus entitled to vote thereon approve the following:

                  (A) A merger or consolidation of Promus with any other corporation regardless of which entity is the surviving company, other than a merger or consolidation which would result in the voting securities of Promus carrying the right to vote in elections of persons to the Board of Directors outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of Promus's then outstanding voting securities carrying the right to vote in elections of persons to the Board of Directors, or such securities of such surviving entity outstanding immediately after such merger or consolidation, or

                  (B) A plan of complete liquidation of Promus or an agreement for the sale or disposition by Promus of all or substantially all of Promus's assets.

         (iv) Notwithstanding the definition of a "Change in Control" of Promus as set forth in this paragraph 2.4, the Human Resources Committee of the Board of Directors (the "Committee") shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of Promus has occurred, and the date of the occurrence of such Change in Control and any incidental matters relating thereto, with respect to a transaction or series of transactions which have resulted or will result in a substantial portion of the assets or business of Promus (as determined immediately prior to the transaction or series of transactions by the Committee in its sole discretion which determination shall be final and conclusive) being held by a corporation at least 80% of whose voting securities are held, immediately following such transaction or series of transactions, by holders of the voting securities of Promus (determined immediately prior to such transaction or series of transactions). The Committee may exercise such discretionary authority without regard to whether one or



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                  more of the transactions in such series of transactions would otherwise constitute a Change in Control of Promus under the definition set forth in this paragraph 2.4.

2.5 EDCP Committee. "EDCP Committee" means the Executive Deferred Compensation Committee appointed to administer the Plan pursuant to
         Article VII.

2.6 Compensation. "Compensation" means the base salary and bonus or director's fees paid to the Participant by the Employer during the calendar year, before reduction for amounts deferred pursuant to this Plan or any other plan. Compensation does not include expense reimbursements, or any form of non-cash compensation and benefits.

2.7 Deferral Commitment. (a) "Deferral Commitment" means a Salary Deferral Commitment, a Bonus Deferral Commitment, or a Fee Deferral Commitment made by the Participant pursuant to Article III and for which a Participation Agreement has been filed. A Deferral Commitment shall include any deferral commitment made by a Participant for 1995 and years prior thereto under the Promus Predecessor Plan.

                           (b) Pre-1996 deferrals means the deferral of compensation during plan years through 1995.

                           (c) Post-1995 deferrals means the deferral of compensation during the plan years after 1995.

2.8 Deferral Period. "Deferral Period" means the single calendar year for which the Participant has made a Deferral Commitment. The initial Deferral Period shall commence as soon as administratively feasible after the effective date of this Plan.

2.9 Determination Date. "Determination Date" means the last day of each calendar month.

2.10 Employer. "Employer" means Promus, and directly or indirectly affiliated or subsidiary corporations, any other affiliate designated by the Board, or any successors to the businesses thereof.

2.11 Employment. "Employment," in the case of an employee, means the period of time that a Participant is on the Employees payroll. A leave of absence approved by the EDCP Committee shall not be deemed a termination of Employment. A Participant who enters salary continuation status shall not be deemed to have terminated Employment. In the case



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          of a director, Employment means the active service on the Board by the
          Participant.

2.12 Hardship. "Hardship" means the immediate and heavy financial need of the Participant as determined by the EDCP Committee. Financial needs shall be limited to the following situations:

               (a) Financial obligations incurred by the Participant because of sickness, accident, death, disability, or other medical need in the Participant's immediate family which the Participant is not able to pay out of liquid assets or current cash flow.

               (b) Financial requirements to purchase necessary shelter and related necessities for the Participant and the Participant's immediate family which the Participant is unable to purchase out of liquid assets or current cash flow or otherwise reasonably finance.

               (c) Financial requirements for education for the Participant or a member of the Participant's immediate family which the Participant is unable to pay out of liquid assets or current cash flow.

         For purposes of this definition, the term "immediate family" means wife, husband, child, father, mother, or a related dependent residing with the Participant.

2.13     Interest.

         (a) Termination Account Interest. (1) The interest rate applicable to a pre-1996 Termination Account on each monthly Determination
         Date shall be the greater of one-twelfth (1/12) of 8.5% or one-twelfth (1/12) of the rate announced by Citibank, N.A. as its prime rate ("Citibank Prime Rate") at the beginning of each calendar quarter.(2) The interest rate applicable to a post-1995 Termination Account on each monthly Determination Date shall be the greater of one-twelfth (1/12) of the rate approved by the Board prior to January 1 of each plan year or one-twelfth (1/12) of the Citibank Prime Rate at the beginning of each calendar quarter during the plan year. The rate to be approved by the Board shall be submitted by Company management to the Board for review and approval prior to January 1 of each plan year. If the Citibank Prime Rate is no longer available, the EDCP Committee shall select a substantially similar index.

         (b) Retirement Account Interest. (1) For plan years through 1995, the effective annual yield applicable to a pre-1996 Retirement Account shall be as the Board determined prior to January 1 of each year and be

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         effective for the calendar year following the date it was determined.
         For all calendar years after 1995, such rate shall be and is hereby fixed at 15.5% for all pre-1996 Retirement Accounts provided that the annual yield under this paragraph 2.13(b) for each plan year for a pre-1996 Retirement Account shall not be less than one hundred fifty percent (150%) of the annual average of the Moody's Average Corporate Bond Yield for such year as published by Moody's Investors Service, Inc. ("Moody's") (or any successor hereto) or, if such index is no long published, a substantially similar index selected by the EDCP Committee. (2) The effective annual yield applicable to a post-1995 Retirement Account shall be determined prior to January 1 of each year and be effective for the calendar year following the date it is determined; such rate shall be submitted by company management for review and approval by the Board prior to January 1 each year, provided that the annual yield under this paragraph 2.13(b)(2) for each calendar year for a post-1995 Retirement Account shall not in any event be less than 150% of the annual average of Moody's for such year.

2.14 Participant. "Participant" means any individual who is participating or has participated in this Plan as provided in Article III or has participated in the Promus Predecessor Plan and whose account in the Promus Predecessor Plan (in whole or in part) has been transferred to this Plan.

2.15 Participation Agreement. "Participation Agreement" means the agreement filed by the Participant prior to the beginning of the Deferral Period. A new Participation Agreement shall be filed by the Participant for each Deferral Period.

2.16 Plan Benefit. "Plan Benefit" means the benefit payable to the Participant as calculated in Article V.

2.17 Retirement. "Retirement" means termination of Employment with the Employer on or after the earlier of the date the Participant attains age fifty five (55) with ten (10) years of vested service or on or after the date the Participant attains age sixty (60). For purposes of this definition, years of vested service will be credited in accordance with the provisions of The Promus Hotel Corporation Savings and Retirement Plan. The Board reserves the right to provide different retirement requirements for different participants.

2.18 Total and Permanent Disability. "Total and Permanent Disability" means that due to sickness or accidental bodily injury the Participant:

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                  (a)      is completely unable to perform any and every duty
                  pertaining to his occupation with the Employer, and the period of disability is expected to last at least
                  24 months-

         For purposes of this Plan, the EDCP Committee shall determine whether or not a condition renders the Participant to be Totally and Permanently Disabled based on evidence satisfactory to the EDCP Committee. Such determination by the EDCP Committee shall be final and binding.

                    3. PARTICIPATION AND DEFERRAL COMMITMENTS

3.1      Eligibility and Participation

         (a) Eligibility. Eligibility to participate in the Plan is limited to those employees of the Employer who are:

                  (i) in Job Grades 26 and above (or equivalent grades) or in other Job Grades which may be declared eligible by the Board's Human Resources Committee, and

                  (ii) designated as a Participant by the Chief
                  Executive Officer of Promus.

         Non-employee Directors of the Board whose accounts have been transferred to the Plan from the Promus Predecessor Plan are also Participants except that no non-employee Directors may make further deferrals into the Plan after June 30, 1995.

                  (b) Participation. An eligible employee may elect to participate in the Plan with respect to any Deferral Period by filing a Participation Agreement with the EDCP Committee by a date set by the Company but not later than December 31 of the calendar year immediately preceding the Deferral Period. In the event that an individual first becomes eligible to Participate during a calendar year, a Participation Agreement must be filed no later than thirty (30) days following notification of the individual by the EDCP Committee or the Company of his eligibility to Participate, and such Participation Agreement shall be effective only with regard to Compensation earned and payable following the filing of the Participation Agreement with the company. Employees whose accounts are transferred to this Plan from the Promus Predecessor Plan are also

                  Participants and their deferred elections for 1995 will carry over for the remainder of 1995 under this Plan.

                  (c) Unless an exception is specifically made by the EDCP Committee, in its sole discretion, and except for the purpose described in paragraph 5.4(b) below, a Participant shall not be permitted to defer under this Plan amounts payable to the Participant after (i) the Participant's death; or (ii) if a Participant is placed on salary continuation during a Deferral Period, the earlier of the date the Participant ceases to receive a continuation of salary or the commencement of a new Deferral Period; or (iii) the Employer has terminated future deferrals pursuant to paragraph 9.2 of this Plan.

                  (d) Deferrals into the Plan will not be allowed after 1999.

3.2 Form of Deferral; Maximum and Minimum Deferral. The Participant may elect in the Participation Agreement any of the following Deferral Commitments:

                      (a) Salary and Bonus Commitment. During the Deferral Period following the calendar year in which the Participation Agreement is filed, the Participant may elect to defer, except as provided in (b) below, (1) up to twenty-five percent (25%) of base salary payable during the Deferral Period, and (2) up to fifty percent (50%) of bonus payable during the Deferral Periods.

                      (b) Savings and Retirement Plan Exception. In addition to the deferral permitted under (a) above, any Participant that participates at the maximum before-tax percentage allowed by the Employer's Savings and Retirement Plan maintained by the Employer shall be deemed to have elected to defer under this Plan that portion of eligible Savings and Retirement Plan earnings which the Participant elected to defer under the Savings and Retirement Plan, up to six percent (6%) (or such other maximum before-tax percentage allowed by the Savings and Retirement Plan), which could not be deferred on a before-tax basis under the Savings and Retirement Plan due to any law or regulation as determined by the EDCP Committee, but excluding any amount which was actually deferred into the Savings and Retirement Plan but distributed back to the employee in a following Plan year.

                      (c) Limitation on Deferrals. Notwithstanding anything herein, a director on the Board of Directors of Promus shall not be permitted to defer any further director's fees into this Plan.

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3.3      Modification of Deferred Commitment. A Deferral Commitment shall be irrevocable except that the EDCP Committee may reduce the amount to be deferred or waive the remainder of the Deferral Commitment upon a finding, based upon uniform standards established by the EDCP Committee, that the Participant has suffered a Hardship or that a bona fide mistake occurred in filling out a form or responding to instructions.

            4. DEFERRED COMPENSATION ACCOUNTS

4.1 Elective Deferred Compensation. The amount of Compensation that the Participant elects to defer shall be withheld and credited to the Participant's Account as the Compensation becomes payable. Any withholding of taxes or other amounts with respect to deferred Compensation which is required by state, federal or local law may be withheld from the Participant's non-deferred Compensation.

4.2 Types of Account. For record-keeping purposes only, the following accounts shall be maintained for each Participant where applicable:

              Pre-1996 Retirement Account
              Pre-1996 Termination Account
              Post-1995 Retirement Account
              Post-1995 Termination Account

         The amount of Compensation elected to be deferred shall be credited to both the Retirement Account and the Termination Account.

4.3      Matching Contributions.

                  (a) Eligibility. Matching contributions shall be credited to Participants in this Plan who are eligible to participate in the Employer's Savings and Retirement Plan and elect to make a Basic Contribution equal to the maximum rate at which a Participant may elect before-tax contributions under the Employer's Savings and Retirement Plan and such before-tax contribution is limited due to any law or regulation.

                  (b) Amount. The Employer shall credit to each employee Participant's Account a matching contribution for each calendar year equal to one hundred percent (100%) of the Participant's Compensation elected to be deferred under this Plan for the year, such Compensation being limited for purposes of this calculation to a maximum of six percent (6%) of the Participant's eligible Savings and Retirement Plan earnings (which shall not include bonus amounts or board fees). The matching contribution amount shall be offset by the actual matching contribution allocated to the Participant for the year under the Employer's Savings and Retirement Plan.

                  (c) Time of Credit. The Employer matching contribution shall be credited to a Participant's Account as of the last day of the calendar year or the date the Participant's employment ends, if earlier.

4.4 Vesting of Accounts. Each Participant shall be vested in the amounts credited to such Participant's Account and earnings thereon as follows:


                  (a) Amounts Deferred. A Participant shall be one hundred percent (100%) vested at all times in the amount of Compensation elected to be deferred under this Plan and the earnings thereon (either at the Termination Date or Retirement
                  Date).

                  (b) Employer Matching Contributions. A Participant who terminates Employment for reasons other than Retirement, Total and Permanent Disability or Death shall be vested in the Employer matching contributions made for any particular year in accordance with the vesting provisions in the Employer's Savings and Retirement Plan and as it may be amended from time to time.

                  (c) Retirement, Disability or Death. A Participant shall be one hundred percent (100%) vested in all amounts at Retirement, or upon Total and Permanent Disability or Death.

4.5 Determination of Accounts. Each Participant's Retirement Account Pre-1996 and Post-1995 and Termination Account Pre-1996 and Post-1995 as of each Determination Date shall consist of the balance of the Participant's Account as of the immediately preceding Determination Date, plus the Participant's elective deferred Compensation credited, matching contributions and Interest earned, minus the amount of any distributions made since the immediately preceding Determination Date. Interest earned shall be calculated as of each Determination Date based upon the average daily balance of the account since the preceding Determination Date. Interest earned on the Retirement Account shall be calculated so as to achieve the annual yield provided by paragraph 2.13(b).

4.6 Statement of Accounts. The EDCP Committee shall submit to each Participant, within one hundred twenty (120) days after the close of each calendar year and at such other time as determined by the EDCP Committee, a statement setting forth the balance to the credit of each Account maintained for the Participant.

                                5. PLAN BENEFITS

5.1      Pre-Termination Withdrawals

                  (a) Amount. At the time the Participation Agreement is filed, the Participant may elect to receive fifty percent (50%) of the Deferral Commitment during each of the 8th, 9th, 10th, and 11th years after the year during which the Participation Agreement is filed. The total Pre-Termination Withdrawal shall be limited to the Termination Account balance at the time of the withdrawal.

                  (b) Remaining Account Balance. The amount of the withdrawal shall reduce the respective Pre-1996 or Post-1995 Retirement Account and respective Pre-1996 or Post-1995 Termination Account balances. Any remaining Account balances shall continue to be credited with Interest in accordance with paragraph 4.5. Any amounts remaining in the respective Pre-1996 or Post-1995 Retirement Account or Termination Account after all Pre-Termination Withdrawals shall be paid in accordance with this Article V.

5.2 Retirement Benefit. The Employer shall pay a Plan Benefit equal to the amount of the Participant's respective Pre-1996 or Post-1995 Retirement Account to each Participant who terminates Employment:

                           (a) by reason of Retirement,

                           (b) by reason of Total and Permanent Disability,

                           (c) within a twenty-four (24) month period after a
                               Change of Control,

                           (d) while participating as a director and terminates
                               from Employment on the Employer's Board due to:

                               (i) not being re-elected as a director,

                               (ii) Total and Permanent Disability, or

               (iii) termination within a twenty-four (24) month period after a Change of Control.

         A non-employee director whose account in the Promus Predecessor Plan (in whole or in part) was transferred to the Plan from the Promus Predecessor Plan will be entitled to the Retirement Account benefit upon resigning, retiring or otherwise terminating Board service.

5.3 Termination Benefit. The Employer shall pay a Plan Benefit equal to the amount of the Participant's Termination Account to each Participant who terminates Employment for all reasons other than those for which a Retirement Benefit or Death Benefit shall be paid. A participant or Beneficiary shall receive either the Termination Account or the Retirement Account as provided in the Plan, but not both.

5.4 Death Benefit. Upon the death of the Participant, the Employer shall pay to the Participant's Beneficiary an amount determined as follows:

           (a) If the Participant dies prior to termination of Employment with the Employer, the amount payable under this paragraph shall be in lieu of any other benefit payment under this Plan and shall equal:

               (i) the Participant's Retirement Account Balance, plus;

               (ii) if the Participant died during active Employment (or if such participant's death occurs after active employment has ceased by reason of a sickness or injury which thereafter results in the participant's death), three (3) times the sum of all amounts deferred by the Participant under this Plan (not including interest or earnings thereon) until the date of death.

           (b) For purposes of calculating the Death Benefit under paragraph 5.4(a):


               (i) "amounts deferred" shall include salary, bonus, and any other Compensation that the Participant may be permitted to defer hereunder which the Participant shall have elected in writing to defer under this Plan from inception of the Plan (including the Predecessor Promus Plan) to the date of death including any deferred bonus or other deferred Compensation hereunder which would be payable to the Participant or to the Participant's estate or beneficiary after the Participant's death, except that "amounts deferred" shall not include any salary elected to be deferred under this Plan but not yet payable at the time of the Participant's death.

                  (ii) the Participant's Retirement Account Balance shall not include any Compensation which is not payable on the day before the Participant's death even if such amounts become payable on or after the Participant's death and even if the Participant had elected in writing to defer such amounts under this Plan.

             (c) If the Participant dies after termination of Employment with the Employer, the amount payable shall be equal to the remaining unpaid balance of the Participant's appropriate Account.

5.5 Disability Benefits. If the Participant terminates Employment by reason of Total and Permanent Disability, the amount payable shall equal the Retirement Account balance.

5.6 Hardship Distributions. Upon a finding that the Participant has suffered a Hardship, the EDCP Committee may, in its sole discretion, allow distributions from the Participant's Account prior to the time otherwise specified for payment of benefits under the Plan. The amount of such distribution shall be limited to the amount reasonably necessary to meet the Participant's requirements during the Hardship. The amount of such distribution shall reduce the Termination Account balance and Retirement Account balance.

5.7 Form of Benefit Payment. The Plan Death Benefit payable under paragraph 5.4(a)(ii) of this Plan shall be paid within 90 days of death in a lump sum with no interest accruing from the date of death until the date of payment. The Plan Retirement Benefit, Death Benefit payable under paragraph 5.4(a)(i) or 5.4(c), Disability Benefits, and Termination Benefit shall be paid in one of the following forms as elected by the Participant in the Participation Agreement:

             (a) Installments. Equal monthly installments of the Account and Interest amortized over a period of time elected by the Participant and approved by the Company not to exceed 15 years unless a longer period up to 20 years for an individual Participant is or has been authorized by the Board including prior authorization by The Promus Companies Incorporated. Interest shall be credited to the remaining portion of the Account Balance in accordance with paragraph 4.5. If the Participant is receiving the Retirement Account, Interest shall be equal to an amount in accordance with paragraph 2.12(b). If the Participant is receiving the Termination Account, Interest shall be equal to an amount in accordance with paragraph 2.13(a); and/or

                  (b) A lump sum payment.

                  (c) Any other form selected by the Participant, which has written approval of the EDCP Committee.

                  (d) If the Participant fails to elect the form of benefit payment, the benefits shall be paid in accordance with 5.7(a) over a period of fifteen (15) years. However, the EDCP Committee may, in its sole discretion, provide for an alternate form of benefit payment to the Participant, if payment is made pursuant to paragraph 5.2(c) or 5.2(d)(3).

                  (e) If a Plan Death Benefit is payable in installments under paragraph 5.4(a)(i), the EDCP Committee may, in its sole discretion, determine that payment of the Death Benefit shall be accelerated and paid in a lump sum to the Beneficiary.

5.7.A Amendment of Benefit Payment Election. Notwithstanding anything contained herein to the contrary, Participants who have not yet begun to receive their Retirement Benefit, Termination Benefit or Disability Benefit shall have a one-time opportunity to amend their Participation Agreement(s) to change their form of payment and time of payment with respect to pre-1996 deferrals ("Qualified Deferrals"), subject to the following rules:

                  (a) Such amendment may change the form of benefit payment (to the extent permitted under 5.7) and/or the time of commencement of benefit payments (to the extent permitted under Section 5.9).

                  (b) Such amendment may not accelerate the date on which any payment is due, but may extend the date on which a Qualified Deferral would otherwise be paid, at such times and in such amounts or increments as the Committee in its discretion offers to Participants.

                  (c) Such amendment may amend one or more of the payment elections made in a Participant's Participation Agreement, but such amendment may be made only once and such amendment shall be the only opportunity to amend any payment election for all Qualified Deferrals. Example: The Participant will receive an amendment form pursuant to this paragraph allowing the Participant to change the payment election originally made in each year's Participation Agreement. If the Participant does not change the payment election made in a prior agreement, there will be no further opportunity to change that payment election.

                  (d) Such amendment must be made prior to the calendar year in which the payments are due under the relevant Participation Agreement and prior to the calendar year in which payments are to commence under the relevant amended Participation Agreement.

                  (e) No payment that is subject to an amended Participation Agreement may be made sooner than the first anniversary after the execution of the amended Participation Agreement.

                  (f) Such amendment shall be made in the manner designated by the Committee, and, once filed with the Committee, shall be irrevocable.

                  (g) Such amendment shall be made no earlier than December 1, 1997 and no later than a date designated by the Company in its discretion, which shall be announced to all Participants in advance.

5.8 Withholding; Payroll Taxes. The Employer shall withhold from payments made hereunder any taxes required to be withheld from the Participant's wages for the federal or any state or local government.

5.9 Commencement of Payments. Payment shall commence at the discretion of the EDCP Committee, but not later than sixty
          (60) days after the end of the month in which the Participant Retires, dies, becomes Totally and Permanently Disabled or otherwise terminates Employment with the Employer and is entitled to payment pursuant to his or her Participation Agreement (unless a later commencement date not later than age 60 is or has been authorized by the Board for an individual Participant including prior authorization by The Promus Companies Incorporated). For purposes of this paragraph 5.9, termination of Employment shall include when a Participant is no longer entitled to any payments of salary or salary continuation.

5.10 Full Payment of Benefits. Notwithstanding any other provision of this Plan, all benefits shall be paid no later than the date of the Participant attains age eighty five (85).

5.11 Payment to Guardian. If a Plan benefit is payable to minor or a person declared incompetent or to a person incapable of handling the disposition of property, the EDCP Committee may direct payment of such Plan benefit to the guardian, legal representative or person having the care and custody of such minor or incompetent person. The EDCP Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan benefit. Such distribution shall completely discharge the EDCP Committee and the Employer from all liability with respect to such benefit.

5.12 Spin-Off Transactions. Notwithstanding anything in the Plan to the contrary, in the event of any business of Promus or its subsidiaries is spun-off and a Participant becomes an employee or director of the company owning the spun-off business (the "Spin-Off Company") which adopts a deferred compensation plan that is substantially the same as the Plan, then the Human Resources Committee of the Board of Directors of Promus in its discretion may determine as follows prior to the spin-off:

                           (a) any director-Participant who resigns as a director the Company and who, within 90 days, commences service as a director of the Spin-Off Company will not be treated as having terminated service or employment as a director for purposes of paying Plan benefits, and his or her entire Account balance and all obligations associated therewith will be transferred to the corresponding Plan of the Spin-Off Company;

                           (b) a transfer of employment of a Participant to the Spin-Off Company in connection with the spin-off will not be considered a termination of employment for purposes of paying Plan benefits or of forfeiting matching contributions and interest thereon;

                           (c) a transferred Participant's Account balance as of the effective date of the spin-off and all obligations related thereto will be transferred to the corresponding plan of the Spin-Off Company;

                           (d) any Participant who will immediately after the effective date of the spin-off continue to be employed by Promus (or a subsidiary thereof and will also be employed by the Spin-Off Company (or a subsidiary thereof will have the right to designate in writing (to be signed prior to the effective date of the spin-off) a percentage (from zero to 100%) of his or her Account Balance as of such effective date that will be transferred to the Spin-Off Company (such percentage being applied to the balances attributable to each year of deferral) which transfer will include the transfer of all obligations associated therewith. (To the extent such designation is not made, the Participant's Account will remain in the Plan pursuant to its terms.); and

                           (e) Any employee or director transferring to the Spin-Off Company will receive credit for and will be vested in the Retirement Account Interest Rate under the Plan and under the Spin-Off Company's corresponding plan if such Rate is earned or otherwise vested or credited under the Plan on or prior to the effective date of the spin-off;

                           (f) Except to the extent related to that portion of a Participant's Account balance that is retained in the Plan pursuant to the above Section 5.12(e), no benefits will be payable under the Plan to a Participant whose Account balance (or portion thereof) is transferred to the Spin-Off Company.

                               6. BENEFICIARY DESIGNATION

6.1 Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries (both principal as contingent) to whom payment under this Plan shall be paid in the event of his death prior to complete distribution to the Participant of the benefits due him under the Plan. Each beneficiary designation shall be in a written form prescribed by the EDCP Committee and will be effective only when filed with the EDCP Committee during the Participant's lifetime. If the Participant's Compensation is community property, any Beneficiary Designation shall be valid or effective only as permitted under applicable law.

6.2 Amendments. Any Beneficiary designation may be changed by the Participant without the consent of any designated Beneficiary by the filing of a new Beneficiary Designation with the EDCP Committee. The filing of a new Beneficiary Designation form will cancel all Beneficiary Designations previously filed.

6.3 No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant's benefits, the EDCP Committee, in its discretion, may direct the Employer to distribute such Participant's benefits (or the balance thereof to either:

                           (a)      The surviving spouse;

                           (b) The Participant's children, except that if any of the children predecease the Participant but leave issue surviving, then such issue shall take by right of representation the share the parent would have taken if living;

                           (c)      The Participant's estate.

6.4 Effect of Payment. The payment to the Beneficiary shall completely discharge the Employees obligations under this Plan.
                                           7. ADMINISTRATION

7.1 Committee: Duties. This Plan shall be administered by the Employers Executive Deferred Compensation Committee ("EDCP Committee"), which shall consist of not less than three (3) individuals selected by the Chief Executive Officer of Promus. Members of the EDCP Committee may be the Participants under this Plan.

7.2 Agents. The EDCP Committee shall appoint an individual to be the EDCP committee's agent with respect to the day-to-day administration of the Plan. In addition, the EDCP Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Employer.


7.3 Binding Effect of Decisions. The decision or action of the EDCP Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.


7.4 Indemnity of EDCP Committee. The Employer shall indemnify and hold harmless the members of the EDCP Committee or any agents or employees of the Employer against any and all claims, loss, damage, expense, or liability arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the EDCP

                  Committee, EDCP Committee member, or such agent or employee of the Employer.

                                         8. CLAIMS PROCEDURE

8.1 Claim. Any Participant, former Participant, Beneficiary, or legal representative thereof, may file a claim for benefits under the Plan by submitting to the EDCP Committee a written statement describing the nature of the claim and requesting a determination of its validity under the terms of the Plan. The EDCP Committee shall issue a ruling and written notice with respect to the claim within 30 days after such claim is received. If the claim is wholly or partially denied, written notice shall be furnished to the claimant, which notice shall set forth in a manner calculated to be understood by the claimant;

                           (a)      the specific reason or reasons for denial;

                           (b) specific reference to pertinent Plan provisions on which the denial is based;

                           (c) a description of any additional materials or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

                           (d) an explanation of the claims review procedures.

8.2 Denial of Claim. Any Participant, former Participant, or Beneficiary (or their authorized representatives) whose claim for benefits has been denied, may appeal such denial be resubmitting to the EDCP Committee a written statement requesting a further review of the decision within sixty (60) days of the date the claimant receives notice of such denial. The statement shall set forth the reasons supporting the claim, the reasons such claim should not have been denied, and any other issues or comments which the claimant deems appropriate with respect to the claim. The EDCP Committee shall, if requested, make copies of the Plan documents available for examination by the claimant. The EDCP Committee shall issue a ruling and written notice within sixty (60) days after the date the claim is resubmitted. Such written notice shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, with specific references to the pertinent Plan provisions on which the decision is based. The EDCP Committee's decision of the appeal may be reviewed by the Board, which shall have the right to overrule the EDCP Committee.

                          9. AMENDMENT AND TERMINATION OF PLAN

9.1               Amendment

                  (a) The Board may at any time amend the Plan in whole or in part, and may impose different requirements for different Participants, provided, however, that (i) no amendment shall be effective to decrease or restrict the amount accrued to that date on any Account maintained pursuant to any existing Deferral Commitment under the Plan; and (ii) on amounts that have been deferred up to the date of amendment, no amendment shall be effective to reduce the minimum interest credited or to be credited to Termination Accounts until their payment date or reduce the minimum interest credited or to be credited to Retirement Accounts until their payment date as provided in paragraph 2.13, without the consent of all Participants (or a Beneficiary in case a Participant is then deceased) who may be affected by such change; and (iii) no amendment shall be effective to alter the form of payment as elected by a Participant in any Participation Agreement.

                  (b) The EDCP Committee may make administrative amendments to the Plan including but not limited to amendments to clarify the Plan language and to simplify and implement various administrative procedures, including matters relating to the calculation of death benefits and payments to Beneficiaries, which the EDCP Committee determines are consistent with the purpose and intent of the Plan.

9.2 Employer's Right to Terminate Future Deferrals. The Board may at any time terminate further deferrals into the Plan, by any person and may reject additional Participants in the Plan, if, in its sole judgment, such termination would be in the best interest of the Employer. Benefits from deferrals up to the point of termination of further deferrals shall be paid in the form elected by the Participant in his or her Participation Agreement and otherwise in accordance with this Plan, including crediting of interest, until all payments are complete.

                                10. MISCELLANEOUS

10.1 Unfunded Plan. This Plan is an unfunded plan maintained primarily to provide Deferred Compensation benefits for a select group of management employees or highly compensated employees. This Plan is not intended to create an investment contract, but to provide tax planning opportunities and retirement benefits to eligible individuals who have elected to participate in the Plan. Eligible individuals are select members of management who, by virtue of their position with the Employer, are uniquely informed as to the Employees operations and have the ability to materially affect the Employers profitability and operations.

10.2 Unsecured General Creditor The Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any property or assets of the Employer, nor shall they be Beneficiaries of, or have any rights, claims, or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Employer ("Policies"). Such Policies or other assets of the Employer shall not be held as collateral security for the fulfilling of the obligations of the Employer under this Plan. The Policies shall be the general, unpledged, unrestricted assets of the Employer, and the Employer may transfer, assign, sell, or use such policies without restriction. The Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Employer to pay money in the future. No Employer shall have any obligation under this Plan with respect to individuals other than that of the Employer's employees or directors or Beneficiaries thereof.

10.3 Nonassignability. Neither the Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by the Participant or any other person, nor be transferable by operation of law in the event of the Participant's or any other person's bankruptcy or insolvency.

10.4 Not a Contract of Employment The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Employer and the Participant, and the Participant (or his Beneficiary) shall have no rights against the Employer except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give the Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge the Participant at any time.

10.5 Protective Provisions. The Participant will cooperate with the Employer by furnishing any and all information requested by the Employer, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Employer may deem necessary and taking such other action as may be requested by the Employer. Notwithstanding the other provisions of this Plan, no death benefits in excess of the Retirement Account balance shall be paid if during the first two (2) years of participation (including participation under the Promus Predecessor Plan) death occurs as a result of suicide. The EDCP Committee shall have sole discretion to determine whether death occurs as a result of suicide.

10.6 Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

10.7 Captions. The captions of the articles, sections, and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

10.8 Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Tennessee.

10.9 Validity. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.10 Notice. Any notice or filing required or permitted to be given to the EDCP Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to any member of the EDCP Committee, the Chief Executive Officer of the Employer, or the Employer's Statutory Agent. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

10.11 Successors. The provisions of this Plan shall bind and inure to the benefit of the Employer and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Employer, and successors of any such corporation or other business entity.

         IN WITNESS WHEREOF, and pursuant to resolution of the Board of Directors of the respective undersigned corporations, such corporations have caused this instrument to be executed by its duly authorized officers.


                                   PROMUS HOTEL CORPORATION

                                   By:
                                        -------------------------------

                                        -------------------------------
                                        Title


                    Attest:
                                        -------------------------------

                                        -------------------------------
                                        Title